Exhibit 5.1

November 23, 2011

Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York 10019

Re:	Och-Ziff Capital Management Group LLC Registration Statement on
Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Company”), in connection with the public offering by the Company of 33,333,333 shares (the “Firm Shares”) of the Company’s Class A shares representing Class A limited liability company interests (the “Class A Shares”), and up to an additional 2,500,000 Class A Shares (the “Option Shares”) at the Underwriters’ option to cover over-allotments. The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement on Form S-3 (File No. 333-177993) as filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2011 under the Act; (ii) the prospectus, dated November 15, 2011 (the “Base Prospectus”), which forms part of and is included in the Registration Statement; (iii) the preliminary prospectus supplement, dated November 15, 2011, in the form filed by the Company pursuant to Rule 424(b) under the Act; (iv) the prospectus supplement, dated November 17, 2011, in the form filed by the Company pursuant to Rule 424(b) under the Act; (v) an executed copy of the Underwriting Agreement, dated November 17, 2011, by and among Goldman, Sachs & Co., as representative for the several underwriters named therein (the “Underwriters”), and the Company, relating the offering of the Securities; (vi) the Certificate of Formation of the Company, dated June 6, 2007, as certified by the Secretary of State of the State of Delaware; (vii) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 13, 2007, as certified by Jeffrey C. Blockinger, Secretary of the Company (the “Amended and Restated LLC Agreement”); and (viii) certain resolutions of the board of directors of the Company, adopted November 12, 2011 and November 14, 2011, and resolutions

Och-Ziff Capital Management Group LLC

November 23, 2011

of the pricing committee thereof, adopted November 17, 2011, relating to the registration of the Securities and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, limited liability company or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We also have assumed that the Amended and Restated LLC Agreement is the only limited liability company agreement as defined under the Delaware Limited Liability Company Act of the Company. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth herein is limited to the Delaware Limited Liability Company Act, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that the issuance and sale of the Securities has been duly authorized and, when the Securities have been delivered in accordance with the provisions of the Amended and Restated LLC Agreement and upon payment in full of the consideration payable with respect to the Securities as contemplated by the Underwriting Agreement, the Securities will be validly issued and fully paid and the holders of such Securities shall not be obligated personally for the debts, obligations or liabilities of the Company solely by reason of being a member of the Company, except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Securities” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP